HomeTrust Bancshares, Inc. Reports Financial Results For The Second Quarter Of Fiscal 2018

ASHEVILLE, N.C., January 29, 2018 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced a preliminary net loss of $10.7 million for the quarter ended December 31, 2017, driven by an estimated $17.7 million deferred tax revaluation resulting from enactment of the Tax Cuts and Jobs Act (the "Tax Act”), compared to net income of $3.0 million for the same period a year ago. The Company's diluted loss per share was $0.59 for the three months ended December 31, 2017 compared to earnings per share of $0.17 for the same period in fiscal 2017. Loss on assets was 1.31% for the three months ended December 31, 2017 compared to a return on assets of 0.43% for the same period in fiscal 2017. Net loss totaled $5.1 million for the six months ended December 31, 2017, compared to net income of $6.8 million for the same period in fiscal 2017. Diluted loss per share was $0.28 for the six months ended December 31, 2017 compared to earnings per share of $0.39 for the same period last year. Loss on assets was 0.32% for the six months ended December 31, 2017 compared to a return on assets of 0.49% for the same period in fiscal 2017. The Tax Act, which among other things, reduced the federal corporate tax rate to 21% effective January 1, 2018 requiring the Company to revalue net deferred tax assets. The resulting estimated $17.7 million deferred tax revaluation was reflected as an increase to the Company's income tax expense.
For the quarter ended December 31, 2017 compared to the corresponding quarter in the previous year and before the change in the federal tax rate and prior year merger-related expenses:

•	net income increased 134.2% to $7.0 million from $3.0 million;

•	diluted earnings per share increased 123.5% to $0.38 from $0.17; and

•	return on assets increased 100.0% to 0.86% from 0.43%.
For the six months ended December 31, 2017 compared to the same period a year ago and before the change in the federal tax rate, merger-related expenses, certain state income tax expenses, and gains from the sale of premises and equipment:

•	net income increased 72.9% to $12.6 million from $7.3 million;

•	diluted earnings per share increased 58.1% to $0.68 from $0.43; and

•	return on assets increased 47.2% to 0.78% from 0.53%.
"The cumulative impact of our team's work over the past five years continues to position HomeTrust to make fiscal 2018 an inflection point for our financial performance as evidenced by our core results for the quarter end and year-to-date December 2017,” said Dana Stonestreet, Chairman, President, and CEO. "The increase in core earnings continues to reflect the execution of our strategic plan, organic loan growth, and our successful integration of TriSummit Bank ("TriSummit") during 2017. While strategic acquisitions have played a key role in expanding our markets, our continued growth is not dependent on mergers and acquisition activity - we are focused on leveraging our new teams of revenue producers in our expanded footprint to continue our solid growth. In the past twelve months, we have hired 22 revenue producers and expect to add another 15 in the year ahead. I could not be more proud of the HomeTrust team that continues to capitalize on the momentum in our new growing urban markets that is transforming HomeTrust from a rural mutual savings bank to a regional commercial bank.”

Income Statement Review

Net interest income was $25.2 million for the quarter ended December 31, 2017 compared to $20.4 million for the comparative quarter in fiscal 2017. The $4.8 million, or 23.6% increase was primarily due to a $6.8 million increase in interest and dividend income driven by an increase in average interest-earning assets. Average interest-earning assets increased $452.9 million, or 18.0% to $3.0 billion for the quarter ended December 31, 2017 compared to $2.5 billion for the corresponding quarter in fiscal 2017. The average balance of loans receivable for the quarter ended December 31, 2017 increased $495.9 million, or 26.0% due to the TriSummit acquisition and organic net loan growth, which was mainly funded by the cumulative decrease of $43.0 million, or 7.0% in average interest-earning deposits with banks, securities available for sale, and other interest-earning assets, an increase in average deposits of $307.9 million, or 17.2%, and an increase in average Federal Home Loan Bank ("FHLB") borrowings of $130.7 million, or 23.9% as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2017 increased to 3.44% from 3.33% for the same period a year ago. We continue to utilize our leveraging strategy, where designated short-term FHLB borrowings are invested in various short-term liquid assets to generate additional net interest income, as well as the required purchase of additional FHLB stock which generates increased dividend income. During the three months ended December 31, 2017 our leveraging strategy produced an additional $1.1 million in interest and dividend income at an average yield of 1.66%, while the average cost of the borrowings was 1.23%, resulting in approximately $274,000 in net interest income. During the same quarter in the prior fiscal year, our leveraging strategy produced an additional $908,000 in interest and dividend income at an average yield of 1.07%, while the average cost of the borrowings was 0.44%, resulting in approximately $530,000 in net interest income. Excluding the effects of the leveraging strategy, the tax equivalent net interest margin would be 3.73% and 3.75% for the quarters ended December 31, 2017 and 2016, respectively.

Total interest and dividend income increased $6.8 million, or 30.8% for the three months ended December 31, 2017 as compared to the same period last year, which was primarily driven by a $6.3 million, or 31.6% increase in loan interest income, a $364,000, or 38.8% increase in certificates of deposit and other interest-bearing deposits, and a $110,000, or 28.1% increase in other investment income. The additional loan interest income was primarily due to the increase in the average balance of loans receivable as well as an increase in the average loan yields due to increases in the federal funds rate over the past 12 months. Average loan yields increased 13 basis points to 4.41% for the quarter ended December 31, 2017 from 4.28% in the corresponding quarter from last year. In addition, there was a $146,000, or 18.9% increase in the accretion of purchase discounts on acquired loans to $920,000 for the quarter ended December 31, 2017 from $774,000 for the same quarter in fiscal 2017 as a result of prepayments. For the quarters ended December 31, 2017 and 2016, the average loan yields included 15 and 16 basis points, respectively, from the accretion of purchase discounts on acquired loans.
Total interest expense increased $2.0 million, or 119.5% for the quarter ended December 31, 2017 compared to the same period last year. This increase was primarily related to the TriSummit acquisition and recent deposit gathering initiatives contributing to a $250.9 million, or 16.3% increase in the average balance of interest-bearing deposits. In addition, average borrowings, consisting primarily of short-term FHLB advances, increased by $130.7 million to $677.0 million due to funding for loan growth along with a 78 basis point increase in the average cost of such borrowings during the quarter as compared to the same quarter last year. The overall average cost of funds increased 27 basis points to 0.58% for the current quarter as compared to the same quarter last year due primarily to the impact of the recent increases in the federal funds rate on our borrowings.
Net interest income increased $8.3 million or 19.9% to $49.8 million for the six months ended December 31, 2017 compared to $41.6 million for the six months ended December 31, 2016. Average interest-earning assets increased $422.2 million, or 16.7% to $2.9 billion for the six months ended December 31, 2017 compared to $2.5 billion in the same period in 2016. The $504.7 million, or 26.9% increase in average balance of loans receivable for the six months ended December 31, 2017 was due to the TriSummit acquisition and increased organic loan growth, which was mainly funded by the cumulative decrease of $82.4 million, or 12.8% in average interest-earning deposits with banks, securities available for sale, and other interest-earning assets and an increase in average deposits of 282.0 million, or 15.7% and an increase in average FHLB borrowings of $132.4 million, or 24.5%. Net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2017 increased five basis points to 3.43% from 3.38% for last year. For the six months ended December 31, 2017, our leveraging strategy produced an additional $2.0 million in interest and dividend income at an average yield of 1.62%, while the average cost of the borrowings was 1.20%, resulting in approximately $519,000 in net interest income. Our leveraging strategy produced an additional $1.9 million in interest and dividend income at an average yield of 1.04% during the corresponding period in fiscal 2017, while the average cost of the borrowings was 0.43%, resulting in approximately $1.1 million in net interest income. Excluding the effects of the leveraging strategy, the tax equivalent net interest margin would be 3.71% and 3.86% for the six months ended December 31, 2017 and 2016, respectively.

Total interest income increased $11.9 million, or 26.5% for the six months ended December 31, 2017 as compared to the same period last year. The increase was primarily driven by an $11.0 million, or 27.4% increase in loan interest income, a $490,000, or 24.7% increase in certificates of deposit and other interest-bearing deposits, and a $229,000, or 29.4% increase in other investment income. The additional loan interest income was primarily due to the increase in the average balance of loans receivable, which was partially offset by a $908,000 decrease in the accretion of purchase discounts on acquired loans to $1.7 million for the six months ended December 31, 2017 from $2.6 million for the same period in fiscal 2017, as a result of full repayments of several loans with large discounts in the previous year. Overall, average loan yields decreased four basis points to 4.38% for the six months ended December 31, 2017 from 4.42% in fiscal 2017. Excluding the effects of the accretion on purchase discounts on acquired loans, loan yields increased nine basis points to 4.23% for the six months ended December 31, 2017 compared to 4.14% in the same period last year.

Total interest expense increased $3.6 million, or 110.0% for the six months ended December 31, 2017 compared to the same period last year. This increase was primarily related to the increase in average borrowings and the corresponding 77 basis point increase in the average cost of those borrowings, resulting in additional interest expense of $2.9 million for the six months ended December 31, 2017 as compared to the same period in the prior year. The overall increase in average interest-bearing deposits and the seven basis point increase in cost of funds resulted in an additional $747,000 in interest expense for the six months ended December 31, 2017 compared to the corresponding period last year.
Noninterest income increased $846,000, or 21.5% to $4.8 million for the three months ended December 31, 2017 from $3.9 million for the same period in the previous year. The leading factors of the increase included a $299,000, or 15.9% increase in service charges on deposit accounts as a result of the increase in deposit accounts as well as a $424,000, or 45.3% increase in loan income from the gain on sale of mortgage loans and various commercial loan-related fees driven by the new SBA loan line of business.
Noninterest income increased $1.2 million, or 14.4% to $9.4 million for the six months ended December 31, 2017 from $8.2 million for the same period, primarily due to a $424,000, or 11.2% increase in service charges on deposit accounts; a $549,000, or 28.7% increase in loan income from the gain on sale of mortgage loans and various commercial loan-related fees; and $414,000, or 40.6% increase in other income. Partially offsetting these increases was a $221,000, or 57.4% decrease in gains from the sale of fixed assets for the six months ended December 31, 2017 compared to the same period last year.
Noninterest expense for the three months ended December 31, 2017 increased $695,000, or 3.4% to $21.2 million compared to $20.5 million for the three months ended December 31, 2016. The TriSummit acquisition led to additional noninterest expenses as shown in the cumulative increase of $973,000, or 17.4% in net occupancy expense; telephone, postage,and supplies; core deposit intangible amortization; and other expenses. Deposit insurance premiums increased $216,000, or 106.4% as the net asset base has increased. These increases in noninterest expense were partially offset by the absence of $27,000 in merger-related expenses, a $140,000, or 30.5% decrease in marketing and advertising expense, and a $408,000, or 56.9% decrease in real estate owned ("REO") related expenses for the quarter ended December 31, 2017 compared to the same period last year. For the three months ended December 31, 2017, there was a $235,000 decrease on writedowns and losses from REO sales compared to the corresponding quarter last year; and a $173,000 decrease in REO expenses as a result of fewer REO properties held.
Noninterest expense for the six months ended December 31, 2017 increased $2.6 million, or 6.7% to $42.3 million compared to $39.6 million for the six months ended December 31, 2016. Salaries and employee benefits increased $1.8 million, or 8.0% primarily as a result of the TriSummit acquisition. The TriSummit acquisition was the leading factor in the $1.5 million, or 13.0% cumulative increase in net occupancy expense; telephone, postage,and supplies; core deposit intangible amortization; and other expenses. Partially offsetting these increases was the absence of $334,000 in merger-related expenses, and a $587,000, or 59.2% decrease in REO related expenses for the six months ended December 31, 2017 compared to the same period last year, which was driven by a $42,000 gain on the sale of REO compared to a $469,000 loss on the sale of REO in the corresponding period in the prior year.
For the three months ended December 31, 2017, the Company's income tax expense was $19.5 million compared to $893,000 for the three months ended December 31, 2016, which was a direct result of the Tax Act. As previously mentioned, the reduction in the corporate tax rate required the Company to revalue net deferred tax assets, resulting in a $17.7 million adjustment through income tax expense. In addition, our June 30 fiscal year end required the use of a blended rate as prescribed by the Internal Revenue Code. The blended federal rate of 27.5% was effective retroactively to July 1, 2017 and will be used for the entire fiscal year ended June 30, 2018. As a result of this blended rate, income tax expense for the quarter ended December 31, 2017 includes approximately $418,000 in tax benefit from adjusting the federal income tax rate to 27.5% from 34% for the first quarter of the fiscal year. Excluding the effect of the revaluation of net deferred tax assets, the additional income tax expense was due to higher taxable income.

For the six months ended December 31, 2017, the Company's income tax expense was $22.0 million compared to $3.3 million for the corresponding period last year as a result of the deferred tax revaluation and to a lesser extent, higher taxable income. In addition, for the six months ended December 31, 2017 and 2016, the Company incurred a charge of $133,000 and $490,000, respectively, related to the decrease in value of our deferred tax assets based on decreases in North Carolina's corporate tax rate.

Balance Sheet Review

Total assets increased $44.0 million, or 1.4% to $3.3 billion at December 31, 2017 from $3.2 billion at June 30, 2017. Total liabilities increased $46.3 million, or 1.6% to $2.9 billion at December 31, 2017 from $2.8 billion at June 30, 2017. Deposit growth of $59.8 million, or 2.9% and the cumulative decrease of $63.9 million, or 19.3% in certificates of deposit in other banks and securities available for sale during the first six months of fiscal 2018 were used to partially fund the $66.5 million, or 2.8% increase in total loans, the $49.9 million, or 33.3% increase in commercial paper, and reduce borrowings by $11.5 million, or 1.7%. The increase in net loans receivable was driven by $66.8 million or 6.1% annualized of organic net loan growth. The $11.7 million, or 13.4% increase in cash and cash equivalents was mainly due to the additional funds held at the Federal Reserve Bank. The $20.9 million, or 36.4% decrease in deferred income taxes was driven by the previously mentioned revaluation as a result of the Tax Act and the use of net operating losses as our taxable income continues to increase.

Total deposits increased $59.8 million, or 2.9%, during the six months ended December 31, 2017 to $2.1 billion. The increase was primarily due to an increase of $79.8 million in our core deposits (which excludes certificates of deposit) as a result of recent deposit gathering initiatives, partially offset by a $20.1 million managed run off in our higher costing certificates of deposit and brokered deposits.

Stockholders' equity at December 31, 2017 decreased $2.3 million, or 0.6% to $395.4 million from $397.6 million at June 30, 2017. The decrease was primarily driven by $5.1 million in net losses, and a $601,000 decrease in other comprehensive income, partially offset by $2.0 million representing stock-based compensation, and $680,000 in a cumulative adjustment for the adoption of Accounting Standard Update 2016-09, "Improvements to Employee Share-Based Payment Accounting." As of December 31, 2017, HomeTrust Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Common Equity Tier 1, Tier 1 Risk-Based, Total Risk-Based, and Tier 1 Leverage capital ratios of 11.72%, 11.72%, 12.51%, and 9.94%, respectively.  In addition, the Company exceeded all regulatory capital requirements as of that date. The estimated $17.7 million deferred tax revaluation did not have a material impact on the Company's regulatory capital ratios.

Asset Quality

The allowance for loan losses was $21.1 million, or 0.87% of total loans, at December 31, 2017 compared to $21.2 million, or 0.90% of total loans, at June 30, 2017. The allowance for loan losses to total gross loans excluding acquired loans was 0.97% at December 31, 2017, compared to 1.03% at June 30, 2017.

There was no provision for losses on loans for the six months ended December 31, 2017 and 2016. Net loan charge-offs totaled $61,000 and $306,000 for the six months ended December 31, 2017 and 2016, respectively. Net charge-offs as a percentage of average loans decreased to 0.01% for the six months ended December 31, 2017 from 0.03% for the same period last fiscal year.

Nonperforming assets decreased $800,000, or 4.1% to $19.2 million, or 0.59% of total assets, at December 31, 2017 compared to $20.0 million, or 0.62% of total assets at June 30, 2017, and were $21.7 million, or 0.78% of total assets, a year ago. Nonperforming assets included $14.4 million in nonaccruing loans and $4.8 million in REO at December 31, 2017, compared to $13.7 million and $6.3 million, in nonaccruing loans and REO, respectively, at June 30, 2017. Included in nonperforming loans are $4.8 million of loans restructured from their original terms of which $2.1 million were current at December 31, 2017, with respect to their modified payment terms. At December 31, 2017, $4.6 million, or 32.1% of nonaccruing loans were current on their required loan payments. Purchased impaired loans aggregating $4.6 million obtained through prior acquisitions are excluded from nonaccruing loans due to the accretion of discounts established in accordance with the acquisition method of accounting for business combinations. Nonperforming loans to total loans was 0.59% at December 31, 2017 compared to 0.58% at June 30, 2017, and 0.82% at December 31, 2016.

The ratio of classified assets to total assets decreased to 1.39% at December 31, 2017 from 1.57% at June 30, 2017. Classified assets decreased 10.4% to $45.0 million at December 31, 2017 compared to $50.2 million at June 30, 2017 and were $54.8 million at December 31, 2016. Our overall asset quality metrics continue to demonstrate our commitment to growing and maintaining a high quality loan portfolio.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2017, the Company had assets of $3.3 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking through 42 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include expected cost savings, synergies and other financial benefits from our acquisitions might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.hometrustbanking.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Assets
Cash	$46,743	$38,162	$41,982	$36,978	$40,105
Interest-bearing deposits	51,922	40,809	45,003	43,296	5,044
Cash and cash equivalents	98,665	78,971	86,985	80,274	45,149
Commercial paper	199,722	199,774	149,863	169,918	179,939
Certificates of deposit in other banks	100,349	110,454	132,274	138,646	150,147
Securities available for sale, at fair value	167,669	182,053	199,667	211,347	181,049
Other investments, at cost	38,877	38,651	39,355	35,269	32,341
Loans held for sale	7,072	7,793	5,607	4,328	4,998
Total loans, net of deferred loan fees	2,418,014	2,394,755	2,351,470	2,281,685	1,955,604
Allowance for loan losses	(21,090)	(21,997)	(21,151)	(21,097)	(20,986)
Net loans	2,396,924	2,372,758	2,330,319	2,260,588	1,934,618
Premises and equipment, net	62,435	62,614	63,648	64,172	54,496
Accrued interest receivable	9,371	9,340	8,758	8,849	7,792
Real estate owned ("REO")	4,818	5,941	6,318	6,279	5,648
Deferred income taxes	36,526	55,653	57,387	59,661	52,259
Bank owned life insurance ("BOLI")	86,984	86,561	85,981	85,371	81,033
Goodwill	25,638	25,638	25,638	25,638	13,098
Core deposit intangibles	5,773	6,454	7,173	7,931	5,868
Other assets	9,765	7,343	7,560	7,175	25,805
Total Assets	$3,250,588	$3,249,998	$3,206,533	$3,165,446	$2,774,240
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,108,208	$2,100,310	$2,048,451	$2,084,759	$1,786,165
Borrowings	685,000	679,800	696,500	626,000	560,000
Capital lease obligations	1,925	1,931	1,937	1,942	1,947
Other liabilities	60,094	62,458	61,998	61,999	58,352
Total liabilities	2,855,227	2,844,499	2,808,886	2,774,700	2,406,464
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (1)	190	190	190	189	180
Additional paid in capital	215,928	214,827	213,459	211,731	189,169
Retained earnings	187,241	197,907	191,660	186,894	186,620
Unearned Employee Stock Ownership Plan ("ESOP") shares	(7,670)	(7,803)	(7,935)	(8,067)	(8,199)
Accumulated other comprehensive income (loss)	(328)	378	273	(1)	6
Total stockholders' equity	395,361	405,499	397,647	390,746	367,776
Total Liabilities and Stockholders' Equity	$3,250,588	$3,249,998	$3,206,533	$3,165,446	$2,774,240
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(1)
Shares of common stock issued and outstanding at December 31, 2017 was 18,967,175; at September 30, 2017 was 18,968,675; at June 30, 2017 was 18,967,875; at March 31, 2017 was 18,947,176; and at December 31, 2016 was 18,000,750.

Consolidated Statement of Income (Loss) (Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(Dollars in thousands)	2017	2017	2016	2017	2016
Interest and Dividend Income
Loans	$26,140	$25,250	$19,871	$51,390	$40,352
Securities available for sale	904	971	862	1,875	1,742
Certificates of deposit and other interest-bearing deposits	1,303	1,169	939	2,472	1,982
Other investments	501	506	391	1,007	778
Total interest and dividend income	28,848	27,896	22,063	56,744	44,854
Interest Expense
Deposits	1,541	1,346	1,041	2,887	2,140
Borrowings	2,077	1,969	607	4,046	1,162
Total interest expense	3,618	3,315	1,648	6,933	3,302
Net Interest Income	25,230	24,581	20,415	49,811	41,552
Provision for Loan Losses	—	—	—	—	—
Net Interest Income after Provision for Loan Losses	25,230	24,581	20,415	49,811	41,552
Noninterest Income
Service charges and fees on deposit accounts	2,185	2,039	1,886	4,224	3,800
Loan income and fees	1,361	1,102	937	2,463	1,914
BOLI income	518	562	503	1,080	1,065
Gain from sale of premises and equipment	—	164	—	164	385
Other, net	723	710	615	1,433	1,019
Total noninterest income	4,787	4,577	3,941	9,364	8,183
Noninterest Expense
Salaries and employee benefits	11,973	12,352	11,839	24,325	22,530
Net occupancy expense	2,473	2,349	2,015	4,822	4,076
Marketing and advertising	319	453	459	772	889
Telephone, postage, and supplies	748	685	574	1,433	1,187
Deposit insurance premiums	419	414	203	833	481
Computer services	1,595	1,545	1,648	3,140	3,075
Loss (gain) on sale and impairment of REO	104	(146)	339	(42)	469
REO expense	205	241	378	446	522
Core deposit intangible amortization	681	719	618	1,400	1,268
Merger-related expenses	—	—	27	—	334
Other	2,658	2,469	2,380	5,127	4,780
Total noninterest expense	21,175	21,081	20,480	42,256	39,611
Income Before Income Taxes	8,842	8,077	3,876	16,919	10,124
Income Tax Expense	19,508	2,510	893	22,018	3,317
Net Income (Loss)	$(10,666)	$5,567	$2,983	$(5,099)	$6,807

Per Share Data

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Net income (loss) per common share:
Basic	$(0.59)	$0.31	$0.17	$(0.28)	$0.39
Diluted	$(0.59)	$0.30	$0.17	$(0.28)	$0.39
Adjusted net income per common share:(1)
Basic	$0.39	$0.31	$0.18	$0.70	$0.43
Diluted	$0.38	$0.30	$0.17	$0.68	$0.43

Average shares outstanding:
Basic	17,975,883	17,966,994	16,900,387	17,971,439	16,893,775
Diluted	17,975,883	18,616,452	17,444,144	17,971,439	17,391,404
Book value per share at end of period	$20.84	$21.38	$20.43	$20.84	$20.43
Tangible book value per share at end of period (1)	$19.26	$19.81	$19.50	$19.26	$19.50
Total shares outstanding at end of period	18,967,175	18,968,675	18,000,750	18,967,175	18,000,750
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(1)	See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Performance ratios: (1)
Return (loss) on assets (ratio of net income to average total assets)	(1.31)%	0.70%	0.43%	(0.32)%	0.49%
Return on assets - adjusted(4)	0.86	0.70	0.43	0.78	0.53
Return (loss) on equity (ratio of net income to average equity)	(10.51)	5.55	3.26	(2.53)	3.74
Return on equity - adjusted(4)	6.92	5.58	3.28	6.25	4.01
Tax equivalent yield on earning assets(2)	3.93	3.90	3.59	3.90	3.65
Rate paid on interest-bearing liabilities	0.58	0.54	0.31	0.56	0.31
Tax equivalent average interest rate spread (2)	3.35	3.36	3.28	3.34	3.34
Tax equivalent net interest margin(2) (3)	3.44	3.44	3.33	3.43	3.38
Tax equivalent net interest margin - adjusted(4)	3.73	3.72	3.75	3.71	3.86
Average interest-earning assets to average interest-bearing liabilities	120.42	120.67	120.73	120.54	120.60
Operating expense to average total assets	2.61	2.64	2.96	2.62	2.84
Efficiency ratio	70.54	72.30	84.09	71.41	79.50
Efficiency ratio - adjusted (4)	69.67	71.36	82.05	70.69	77.76
_____________________________

(1)	Ratios are annualized where appropriate.

(2)
For the three and six months ended December 31, 2017 the weighted average rate for municipal leases is adjusted for a 30% combined federal and state tax rate since the interest from these leases is tax exempt. All other periods were at 37%.

(3)	Net interest income divided by average interest-earning assets.

(4)	See Non-GAAP reconciliation tables below for adjustments.

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Asset quality ratios:
Nonperforming assets to total assets(1)	0.59%	0.62%	0.62%	0.63%	0.78%
Nonperforming loans to total loans(1)	0.59	0.59	0.58	0.61	0.82
Total classified assets to total assets	1.39	1.50	1.57	1.67	1.97
Allowance for loan losses to nonperforming loans(1)	146.79	156.17	154.77	152.74	131.11
Allowance for loan losses to total loans	0.87	0.92	0.90	0.92	1.07
Allowance for loan losses to total gross loans excluding acquired loans(2)	0.97	1.01	1.03	1.10	1.16
Net charge-offs (recoveries) to average loans (annualized)	0.15	(0.14)	(0.01)	(0.02)	(0.01)
Capital ratios:
Equity to total assets at end of period	12.16%	12.48%	12.40%	12.34%	13.26%
Tangible equity to total tangible assets(2)	11.34	11.67	11.57	11.49	12.73
Average equity to average assets	12.49	12.55	12.59	12.36	13.23
__________________________________________

(1)
Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At December 31, 2017, there were $4.8 million of restructured loans included in nonaccruing loans and $4.6 million, or 32.1% of nonaccruing loans were current on their loan payments. Purchased impaired loans acquired through bank acquisitions are excluded from nonaccruing loans due to the accretion of discounts in accordance with the acquisition method of accounting for business combinations.

(2)	See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended December 31,
	2017			2016
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,406,014	$26,518	4.41%	$1,910,134	$20,444	4.28%
Deposits in other financial institutions	151,197	517	1.37%	178,119	478	1.07%
Investment securities	175,039	903	2.06%	188,023	862	1.83%
Other(3)	241,948	1,288	2.13%	245,035	852	1.39%
Total interest-earning assets	2,974,198	29,226	3.93%	2,521,311	22,636	3.59%
Other assets	275,434			243,736
Total assets	3,249,632			2,765,047
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	471,474	236	0.20%	405,340	172	0.17%
Money market accounts	644,928	585	0.36%	518,095	351	0.27%
Savings accounts	227,933	76	0.13%	210,223	70	0.13%
Certificate accounts	448,507	644	0.57%	408,314	448	0.44%
Total interest-bearing deposits	1,792,842	1,541	0.33%	1,541,972	1,041	0.28%
Borrowings	677,013	2,077	1.22%	546,353	607	0.44%
Total interest-bearing liabilities	2,469,855	3,618	0.58%	2,088,325	1,648	0.31%
Noninterest-bearing deposits	307,934			250,914
Other liabilities	65,850			60,068
Total liabilities	2,843,639			2,399,307
Stockholders' equity	405,993			365,740
Total liabilities and stockholders' equity	$3,249,632			$2,765,047

Net earning assets	$504,343			$432,986
Average interest-earning assets to
average interest-bearing liabilities	120.42%			120.73%
Tax-equivalent:
Net interest income		$25,608			$20,988
Interest rate spread			3.35%			3.28%
Net interest margin(4)			3.44%			3.33%
Non-tax-equivalent:
Net interest income		$25,230			$20,415
Interest rate spread			3.30%			3.18%
Net interest margin(4)			3.39%			3.24%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $378,000 and $573,000 for the three months ended December 31, 2017 and 2016, respectively, calculated based on a combined federal and state tax rate of 30% and 37%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

	For the Six Months Ended December 31,
	2017			2016
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,383,768	$52,154	4.38%	$1,879,110	$41,515	4.42%
Deposits in other financial institutions	155,175	1,053	1.36%	184,918	974	1.05%
Investment securities	182,479	1,875	2.06%	192,456	1,742	1.81%
Other interest-earning assets(3)	225,185	2,426	2.15%	267,878	1,786	1.33%
Total interest-earning assets	2,946,607	57,508	3.90%	2,524,362	46,017	3.65%
Other assets	277,151			240,623
Total assets	$3,223,758			$2,764,985
Liabilities and equity:
Interest-bearing liabilities:
Interest-bearing checking accounts	467,201	452	0.19%	404,581	345	0.17%
Money market accounts	625,095	1,062	0.34%	518,672	698	0.27%
Savings accounts	230,436	153	0.13%	210,201	140	0.13%
Certificate accounts	449,173	1,220	0.54%	419,552	957	0.46%
Total interest-bearing deposits	1,771,905	2,887	0.33%	1,553,006	2,140	0.27%
Borrowings	672,552	4,046	1.20%	540,121	1,162	0.43%
Total interest-bearing liabilities	2,444,457	6,933	0.56%	2,093,127	3,302	0.31%
Noninterest-bearing deposits	309,265			246,212
Other liabilities	66,328			61,628
Total liabilities	2,820,050			2,400,967
Stockholders' equity	403,708			364,018
Total liabilities and stockholders' equity	$3,223,758			$2,764,985

Net earning assets	$502,150			$431,235
Average interest-earning assets to
average interest-bearing liabilities	120.54%			120.60%
Tax-equivalent:
Net interest income		$50,575			$42,715
Interest rate spread			3.34%			3.34%
Net interest margin(4)			3.43%			3.38%
Non-tax-equivalent:
Net interest income		$49,811			$41,552
Interest rate spread			3.29%			3.24%
Net interest margin(4)			3.38%			3.29%

__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $764,000 and $1,163,000 for the six months ended December 31, 2017 and 2016, respectively, calculated based on a combined federal and state tax rate of 30% and 37%, respectively.
(3) The average other interest-earning assets consists of FRB stock, FHLB stock, and commercial paper.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Retail consumer loans:
One-to-four family	$686,229	$684,956	$684,089	$683,383	$608,118
HELOCs - originated	150,084	152,979	157,068	160,083	156,615
HELOCs - purchased	162,181	162,518	162,407	160,829	173,511
Construction and land/lots	60,805	54,969	50,136	46,856	42,628
Indirect auto finance	150,042	142,915	140,879	132,959	129,132
Consumer	9,699	8,814	7,900	7,729	5,852
Total retail consumer loans	1,219,040	1,207,151	1,202,479	1,191,839	1,115,856
Commercial loans:
Commercial real estate	786,381	753,857	730,408	706,277	531,321
Construction and development	185,921	209,672	197,966	177,087	129,370
Commercial and industrial	127,709	124,722	120,387	105,299	77,352
Municipal leases	100,205	100,638	101,175	101,776	101,730
Total commercial loans	1,200,216	1,188,889	1,149,936	1,090,439	839,773
Total loans	2,419,256	2,396,040	2,352,415	2,282,278	1,955,629
Deferred loan fees, net	(1,242)	(1,285)	(945)	(593)	(25)
Total loans, net of deferred loan fees	2,418,014	2,394,755	2,351,470	2,281,685	1,955,604
Allowance for loan losses	(21,090)	(21,997)	(21,151)	(21,097)	(20,986)
Loans, net	$2,396,924	$2,372,758	$2,330,319	$2,260,588	$1,934,618
Deposits

(Dollars in thousands)	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
Core deposits:
Noninterest-bearing accounts	$313,493	$304,144	$310,172	$301,654	$244,148
NOW accounts	489,668	464,992	469,377	480,405	413,867
Money market accounts	638,259	642,351	569,607	564,195	520,138
Savings accounts	224,732	230,944	237,149	249,330	210,283
Total core deposits	1,666,152	1,642,431	1,586,305	1,595,584	1,388,436
Certificates of deposit	442,056	457,879	462,146	489,175	397,729
Total	$2,108,208	$2,100,310	$2,048,451	$2,084,759	$1,786,165

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; net income excluding merger-related expenses, certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; earnings per share ("EPS"), return on assets ("ROA"), and return on equity ("ROE") excluding merger-related expenses, certain state income tax expense, adjustments for the change in federal tax law, and gain from the sale of premises and equipment; and the ratio of the allowance for loan losses to total loans excluding acquired loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors.

Management elected to utilize short-term FHLB borrowings beginning in November 2014 as part of a leverage strategy to increase net interest income. The Company believes that showing the effects of these borrowings on net interest income and net interest margin is useful to both management and investors as these measures are commonly used to measure financial institution's performance and against peers.

The Company believes these measures facilitate comparison of the quality and composition of the Company's capital and earnings ability over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended			Six Months Ended
(Dollars in thousands)	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Noninterest expense	$21,175	$21,081	$20,480	$42,256	$39,611
Less merger-related expenses	—	—	27	—	334
Noninterest expense – as adjusted	$21,175	$21,081	$20,453	$42,256	$39,277

Net interest income	$25,230	$24,581	$20,415	$49,811	$41,552
Plus noninterest income	4,787	4,577	3,941	9,364	8,183
Plus tax equivalent adjustment	378	548	573	764	1,163
Less realized gain on securities	—	—	—	—	—
Less gain on sale of premises and equipment	—	164	—	164	385
Net interest income plus noninterest income – as adjusted	$30,395	$29,542	$24,929	$59,775	$50,513
Efficiency ratio	69.67%	71.36%	82.05%	70.69%	77.76%
Efficiency ratio (without adjustments)	70.54%	72.30%	84.09%	71.41%	79.64%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Total stockholders' equity	$395,361	$405,499	$397,647	$390,746	$367,776
Less: goodwill, core deposit intangibles, net of deferred taxes	30,083	29,704	30,157	30,635	16,795
Tangible book value	$365,278	$375,795	$367,490	$360,111	$350,981
Common shares outstanding	18,967,175	18,968,675	18,967,875	18,947,176	18,000,750
Tangible book value per share	$19.26	$19.81	$19.37	$19.01	$19.50
Book value per share	$20.84	$21.38	$20.96	$20.62	$20.43

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
	(Dollars in thousands)
Tangible equity(1)	$365,278	$375,795	$367,490	$360,111	$350,981
Total assets	3,250,588	3,249,998	3,206,533	3,165,446	2,774,240
Less: goodwill, core deposit intangibles, net of deferred taxes	30,083	29,704	30,157	30,635	16,795
Total tangible assets(2)	$3,220,505	$3,220,294	$3,176,376	$3,134,811	$2,757,445
Tangible equity to tangible assets	11.34%	11.67%	11.57%	11.49%	12.73%
_________________________________________________________________
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of net interest income and net interest margin as adjusted to exclude FHLB borrowings utilized in the leverage strategy and proceeds from such borrowings:

	Three Months Ended December 31,
	2017			2016
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,974,198	$29,226	3.93%	$2,521,311	$22,636	3.59%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	255,000	1,056	1.66%	340,000	908	1.07%
Interest-earning assets - adjusted	$2,719,198	$28,170	4.14%	$2,181,311	$21,728	3.98%

Interest-bearing liabilities	$2,469,855	$3,618	0.58%	$2,088,325	$1,648	0.31%
Additional FHLB borrowings	255,000	782	1.23%	340,000	378	0.44%
Interest-bearing liabilities - adjusted	$2,214,855	$2,836	0.51%	$1,748,325	$1,270	0.29%

Tax equivalent net interest income and net interest margin		$25,608	3.44%		$20,988	3.33%
Tax equivalent net interest income and net interest margin - adjusted		25,334	3.73%		20,458	3.75%
Difference		$274	(0.29)%		$530	(0.42)%

	Six Months Ended December 31,
	2017			2016
	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned / Paid	Yield/ Rate
Interest-earning assets	$2,946,607	$57,508	3.90%	$2,524,362	$46,017	3.65%
Less: Interest-earning assets funded by additional FHLB borrowings (1)	250,000	2,024	1.62%	367,500	1,907	1.04%
Interest-earning assets - adjusted	$2,696,607	$55,484	4.12%	$2,156,862	$44,110	4.20%

Interest-bearing liabilities	$2,444,457	$6,933	0.56%	$2,093,127	$3,302	0.31%
Less: Additional FHLB borrowings	250,000	1,505	1.20%	367,500	788	0.43%
Interest-bearing liabilities - adjusted	$2,194,457	$5,428	0.49%	$1,725,627	$2,514	0.29%

Tax equivalent net interest income and net interest margin		$50,575	3.43%		$42,715	3.38%
Tax equivalent net interest income and net interest margin - adjusted		50,056	3.71%		41,596	3.86%
Difference		$519	(0.28)%		$1,119	(0.48)%
_________________________________________________________________________________

(1)
Proceeds from these borrowings were invested in various interest-earning assets, including: deposits with the Federal Reserve Bank, FHLB stock, certificates of deposit in other banks, and commercial paper.

Set forth below is a reconciliation to GAAP of net income and earnings per share (EPS) as adjusted to exclude merger-related expenses, state tax expense rate change, federal tax law rate change, and gain from sale of premises and equipment:

	Three Months Ended			Six Months Ended
(Dollars in thousands, except per share data)	December 31,	September 30,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016
Merger-related expenses	$—	$—	$27	$—	$334
State tax expense adjustment (1)	—	133	—	133	490
Change in federal tax law adjustment (2)	17,693	—	—	17,693	—
Gain from sale of premises and equipment	—	(164)	—	(164)	(385)
Total adjustments	17,693	(31)	27	17,662	439
Tax effect (3)	—	59	(10)	49	49
Total adjustments, net of tax	17,693	28	17	17,711	488

Net income (loss) (GAAP)	(10,666)	5,567	2,983	(5,099)	6,807

Net income (non-GAAP)	$7,027	$5,595	$3,000	$12,612	$7,295

Per Share Data
Average shares outstanding - basic	17,975,883	17,966,994	16,900,387	17,971,439	16,893,775
Average shares outstanding - diluted	17,975,883	18,616,452	17,444,144	17,971,439	17,391,404
Average shares outstanding - diluted (adjusted) (4)	18,689,894	18,616,452	17,444,144	18,655,048	17,391,404

Basic EPS
EPS (GAAP)	$(0.59)	$0.31	$0.17	$(0.28)	$0.39
Non-GAAP adjustment	0.98	—	0.01	0.98	0.04
EPS (non-GAAP)	$0.39	$0.31	$0.18	$0.70	$0.43

Diluted EPS
EPS (GAAP)	$(0.59)	$0.30	$0.17	$(0.28)	$0.39
Non-GAAP adjustment	0.97	—	—	0.96	0.04
EPS (non-GAAP)	$0.38	$0.30	$0.17	$0.68	$0.43

Average Balances
Average assets	$3,249,632	$3,197,885	$2,765,047	$3,223,758	$2,764,985
Average equity	405,993	401,422	365,740	403,708	364,018

ROA
ROA (GAAP)	(1.31)%	0.70%	0.43%	(0.32)%	0.49%
Non-GAAP adjustment	2.17%	—%	—%	1.10%	0.04%
ROA (non-GAAP)	0.86%	0.70%	0.43%	0.78%	0.53%

ROE
ROE (GAAP)	(10.51)%	5.55%	3.26%	(2.53)%	3.74%
Non-GAAP adjustment	17.43%	0.03%	0.02%	8.78%	0.27%
ROE (non-GAAP)	6.92%	5.58%	3.28%	6.25%	4.01%
________________________________________________________________________

(1)	State tax adjustment is a result of a decrease in value of our deferred tax assets stemming from recent decreases in North Carolina's corporate tax rate.
(2)    Revaluation of net deferred tax assets due to the Tax Cuts and Jobs Act.
(3)    Tax amounts have been adjusted for certain nondeductible merger-related expenses.

(4)
Average shares outstanding - diluted were adjusted for the three and six months ended December 31, 2017 to include potentially dilutive shares not considered due to the corresponding net losses under GAAP.

Set forth below is a reconciliation to GAAP of the allowance for loan losses to total loans and the allowance for loan losses as adjusted to exclude acquired loans:

	As of
(Dollars in thousands)	December 31,	September 30,	June 30,	March 31,	December 31,
	2017	2017	2017	2017	2016
Total gross loans receivable (GAAP)	$2,419,256	$2,396,040	$2,352,415	$2,282,278	$1,955,629
Less: acquired loans	311,508	338,933	374,538	403,971	169,234
Adjusted loans (non-GAAP)	$2,107,748	$2,057,107	$1,977,877	$1,878,307	$1,786,395

Allowance for loan losses (GAAP)	$21,090	$21,997	$21,151	$21,097	$20,986
Less: allowance for loan losses on acquired loans	566	1,197	727	474	336
Adjusted allowance for loan losses	$20,524	$20,800	$20,424	$20,623	$20,650
Adjusted allowance for loan losses / Adjusted loans (non-GAAP)	0.97%	1.01%	1.03%	1.10%	1.16%